EXHIBIT 11  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS:


                                   December 31,    December 31,     December 31,
PRIMARY:                              1993             1992             1991
- --------------------------------------------------------------------------------
Net (loss) earnings ($000's)           ($2,656)         $27,520          $9,451
 Adjustment for dividends on
  convertible preferred shares          (2,589)          (2,677)         (2,757)
                                   ------------    -------------    ------------
  Adjusted net (loss) earnings         ($5,245)         $24,843          $6,694
                                   ============    =============    ============
Weighted average common shares
 outstanding                        15,326,748       14,687,003      12,252,457

Common stock equivalents (1):
 Stock options                               0          129,104         114,998
 Compensation unit plan                      0          126,497         168,078
 Restricted stock                            0           23,154          16,564
                                   ------------    -------------    ------------
  Total                             15,326,748       14,965,758      12,552,097
                                   ============    =============    ============

Primary earnings per share              ($0.34)           $1.66           $0.53


FULLY-DILUTED:

Net (loss) earnings ($000's)           ($2,656)         $27,520          $9,451
 Adjustment for dividends on
  convertible preferred shares (2)      (2,589)
 Adjustment for incremental dividends
  on convertible preferred shares                        (2,210)         (2,266)
                                   ------------    -------------    ------------

 Adjusted net earnings                 ($5,245)         $25,310          $7,185
                                   ============    =============    ============

Weighted average common shares
 outstanding                        15,326,748       14,687,003      12,252,457

Common stock equivalents (1):
 Stock options                               0          129,104         189,636
 Compensation unit plan                      0          126,497         168,078
 Restricted stock                            0           35,997          40,432
 Convertible preferred stock                 0        1,216,482       1,251,091
                                   ------------    -------------    ------------
  Total                             15,326,748       16,195,083      13,901,694
                                   ============    =============    ============

Fully diluted earnings per share        ($0.34)           $1.56           $0.52
                                   ============    =============    ============


(1) For 1993, average shares outstanding have not been increased by the common stock equivalents relating to the employee stock option and employee incentive plans as the effect would be anti-dilutive.

(2) For 1993, the net loss was adjusted for dividends on convertible preferred shares as the adjustment for incremental dividends on convertible preferred shares would be anti-dilutive.

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